UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

 Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

AstroNova, Inc.

(Name of Registrant as Specified in Its Charter)

Samir Patel

Askeladden Capital Management LLC

Jeff Sands

Shawn Kravetz

Ryan Oviatt

Boyd Roberts

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

(Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Samir Patel and Askeladden Capital Management LLC issued the following news release containing an open letter to AstroNova shareholders:

AstroNova’s Board Stonewalls Meaningful Change

AstroNova breached confidentiality, misrepresented private negotiations

Company demanded silence in exchange for no Board seats, no leadership change, and no path to value creation

Board continues to prioritize entrenchment over addressing shareholder concerns

FORT WORTH, TX / ACCESS Newswire / June 24, 2025 / Dear AstroNova Shareholders,

Yesterday evening, we thought we were participating in confidential negotiations with AstroNova aimed at reaching a collaborative solution to the ongoing proxy contest. This morning, AstroNova blindsided us with a news release publicly mischaracterizing those talks, thereby violating our agreement to keep our discussions private, and severely undermining the prospect of continued engagement. We already knew that AstroNova’s Board could not be trusted to deliver shareholder value; now we know they cannot be trusted to keep their word.

Breach of Trust

Sadly, we must also now share revealing details from an exchange that we were promised would remain private. Following a call with Mr. Warzala last week, we invited the company to propose a solution. Mr. Warzala sent an egregiously one-sided proposal that would entrench the current Board while silencing our ability to advocate for shareholders. The company proposed we sign a standstill agreement in exchange for:

1)	No Board representation

2)	Mr. Woods leaving the Board but remaining CEO

3)	Askeladden attending a single Board meeting as an observer, with no voting rights

No sane professional investor would agree to such terms. They would restrict our ability to trade or speak freely, yet offer no corresponding ability to influence company decisions. The Board wanted our silence – not our input.

We told Mr. Warzala that we remained “happy to further discuss these topics” and “hope we can continue to have mutually beneficial dialogue,” but warned that “in the absence of a proposal that demonstrates the Board is committed to making […] substantial changes […] we’d much rather let shareholders decide who best represents their interests.” We also reiterated concrete steps that could safeguard shareholder interests, such as hiring a proven print industry executive or initiating a strategic alternatives process, yet Mr. Warzala showed no interest in exploring these ideas.

We intended to respond to Mr. Warzala’s latest email this morning. Instead, the company rushed to issue a news release – shutting off dialogue before we even had a chance to reply in detail. AstroNova abandoned any effort to engage when we provided candid feedback on the inadequacy of their initial proposal. Once again, the company seems more concerned with scoring PR points than with resolving shareholder concerns. This mirrors their prior conduct – demanding a call on an hour’s notice after months of ignoring us, then claiming we were reluctant to engage.

Other contradictions

The company’s press release is rife with other contradictions. The Board now claims it “shares many of Samir Patel’s concerns” and “began actively addressing many of these issues long before Samir commenced his proxy contest.” Yet in a letter two weeks ago, the company impugned my supposed “readily apparent […] lack of knowledge and understanding of AstroNova’s business.” Which version should shareholders believe – what the Board says today, or what they said two weeks ago?

Similarly, Mr. Warzala’s reference to a “takeover” is disingenuous. One of our publicly-stated priorities is to evaluate strategic alternatives to determine if substantially higher value could be achieved for all shareholders in private markets, yet the company has publicly dismissed this idea as unworthy of consideration. Finally, the Board claims it is “on track” to achieve a share price equivalent to the pre-pandemic peak – despite FY25 earnings results and FY26 earnings guidance that remain below FY24 levels.

After presiding over the MTEX disaster and the ensuing ~50% decline in shareholder value, the incumbent Board refuses to consider meaningful change – whether replacing the CEO, refreshing the Board, or exploring a sale. Their priorities are clear: maintaining control matters more than delivering results and restoring shareholder value.

We urge shareholders to vote to elect directors who truly care about rapidly maximizing shareholder value. If you need assistance in voting the GOLD proxy card, please contact InvestorCom at (877) 972-0090. If you would like to speak to me or any of our candidates, please don’t hesitate to contact me directly.

Sincerely,

Samir Patel
samir@askeladdencapital.com
(682) 553-8302

This filing, and future filings, will also be made available to shareholders after dissemination on EDGAR via our website: https://www.askeladdencapital.com/astronova/ These documents will also be available at no cost at www.sec.gov.

Samir Patel, Askeladden Capital Management LLC, Jeff Sands, Shawn Kravetz, Ryan Oviatt and Boyd Roberts (collectively the "Participants") filed a definitive proxy statement and accompanying proxy card with the SEC on May 20, 2025, as amended on May 21, 2025, to be used in soliciting proxies in connection with the 2025 annual meeting of shareholders (the "Annual Meeting") of AstroNova, Inc. (the "Company"). All shareholders of the Company are advised to read the Proxy Statement and other documents related to the solicitation of proxies, each in connection with the Annual Meeting, by the Participants, as they contain important information, including additional information related to the Participants, including a description of their direct or indirect interests by security holdings or otherwise. The Proxy Statement and an accompanying GOLD proxy card will be furnished to some or all of the Company's stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov, or by contacting Samir Patel at 1452 Hughes Road, Suite 200 #582, Grapevine, TX, 76051.